UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2007 (February 6, 2007)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 E. St. Andrew Place
Santa Ana, CA		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           Appointment of Certain Officers

On February 7, 2007, the Board of Directors of Advanced Medical Optics, Inc. (Company) appointed Richard A. Meier as Chief Operating Officer, in addition to his position as Chief Financial Officer.  As Chief Operating Officer, Mr. Meier will assume responsibility for Global Operations and Supply Chain Management, in addition to continuing to head the Global Eye Care Group and Information Systems functions, and to serve as Chief Financial Officer.

Mr. Meier, 47, previously served as the Company’s Executive Vice President and President, Eye Care Business and Operations, and Chief Financial Officer a position he assumed in April 2006.  From February 2004 to April 2006, he was the Company’s Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier served as the Company’s Corporate Vice President and Chief Financial Officer.  Prior to joining the Company, Mr. Meier was Executive Vice President and Chief Financial Officer of ICN Pharmaceuticals, Inc. (now Valeant Pharmaceuticals, Inc.).  Before joining ICN, Mr. Meier was a Senior Vice President with the investment banking firm of Schroder & Co. Inc. in New York from 1996 until joining ICN in 1998.  Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, as well as positions with the private equity firms of Australia Capital Equity and Windsor Hall Partners, and a financial management role with Greyhound Lines, Inc.  Mr. Meier sits on the board of directors of Biomarin Pharmaceuticals, Inc.

Mr. Meier’s appointment as Chief Operating Officer was not pursuant to any agreement or understanding with the Company.  The Company entered into an employment agreement with Mr. Meier in 2002 in connection with his initial employment as Chief Financial Officer.  That agreement provides for Mr. Meier’s employment as an officer of the Company and sets forth other terms of employment and benefits.  The form of employment agreement, on which Mr. Meier’s agreement is based, has been previously filed and is incorporated herein by this reference.  In addition, terms of the agreement were summarized in the Company’s proxy statement for its 2006 annual meeting of stockholders, which summary is incorporated herein by reference.

The Organization, Compensation and Corporate Governance Committee of the Board of Directors (Committee) approved a new salary for Mr. Meier of $500,000 per year in connection with his appointment as Chief Operating Officer.  In addition, the Committee designated Mr. Meier as a “162(m) Participant” under the Company’s 2002 Bonus Plan, as amended (Bonus Plan), and approved a maximum 2007 bonus for Mr. Meier of $600,000, provided corporate targets established by the Committee for adjusted operating income or revenue are met.  The Committee reserved the right to decrease the bonus to be paid below the amount set forth above based on the Company’s financial performance and Mr. Meier’s individual performance relative to the goals established for him.

(e)  Compensatory Arrangements of Certain Officers

On February 6, 2007, the Committee approved 2006 bonus payments to the named executive officers identified in the proxy statement for the Company’s 2006 annual meeting of stockholders.  These bonuses were awarded under the Bonus Plan. The 2006 bonus payments (which are payable in March 2007) approved by the Committee for our named executive officers are as follows: James V. Mazzo, $357,500; Richard A. Meier, $171,375; Holger Heidrich, Ph.D., $99,000; C. Russell Trenary, III, $94,875; and Jane E. Rady, $71,000.

The Committee also on February 6, 2007 approved the 2007 salary for Mr. Mazzo, Chairman, President and Chief Executive Officer, at $744,000 and approved salaries and new titles for the Company’s other named executive officers, as follows: Mr. Meier, Chief Operating Officer and Chief Financial Officer ($500,000); Dr. Heidrich, Corporate Vice President and President, EAM and International Government Affairs (€371,564); Mr. Trenary, Executive Vice President and President, Cataract Refractive Group ($365,700); and Ms. Rady, Executive Vice President, Strategy and Corporate Development ($329,200).

On February 6, 2007, the Committee designated each of the named executive officers as “162(m) Participants” under the Bonus Plan for 2007. The Board further established a 2007 maximum bonus for each of the named executives as follows:  Mr. Mazzo ($1,200,000), Mr. Meier ($600,000), Mr. Trenary ($350,000), Dr. Heidrich ($375,000), and Ms. Rady ($225,000).  Bonuses for the named executive officers are funded under the Bonus Plan based on the Company’s achievement of the adjusted operating income and revenue targets which were established by the Committee. The Committee reserved the right to decrease the bonus to be paid below the amounts set forth above based on the Company’s financial performance and the named executive officers’ individual performance relative to the goals established for them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: February 12, 2007	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner,
Executive Vice President, Administration, General Counsel and Secretary